                                                                      Exhibit 12

                      VISTEON CORPORATION AND SUBSIDIARIES

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
               -------------------------------------------------
                          (dollar amounts in millions)
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


                                                   First          For the Year Ended December 31,
                                                  Quarter  ------------------------------------------------
                                                   2000      1999      1998      1997      1996      1995
                                                  -------  --------  --------  --------  --------  --------
Earnings
--------
Income before income taxes ...................... $  237   $  1,172  $  1,116  $    815  $    604  $    370
Equity in net (income) loss of affiliates
 plus dividends from affiliates .................     (4)       (23)       (9)      (13)      (31)      (17)
Adjusted fixed charges a/........................     57        172       104        98        90       105
                                                  -------  --------  --------  --------  --------  --------
 Earnings ....................................... $  290   $  1,321  $  1,211  $    900  $    663  $    458
                                                  =======  ========  ========  ========  ========  ========
Fixed Charges
-------------
Interest expense b/.............................. $   50   $    149  $     86  $     94  $     79  $     79
Interest portion of rental expense c/............      8         24        17        12         7        33
                                                  -------  --------  --------  --------  --------  --------
 Fixed charges .................................. $   58   $    173  $    103  $    106  $     86       112
                                                  =======  ========  ========  ========  ========  ========
Ratios
------
 Ratios of earnings to fixed charges ............    5.0        7.6      11.8       8.5       7.7       4.1

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a/ Fixed charges, as shown below, adjusted to exclude the amount of interest capitalized during the period.

b/ Includes interest, whether expensed or capitalized, and amortization of debt expense and discount or premium relating to any indebtedness.

c/ One-third of all rental expense is deemed to be interest.